Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Georgian Drilling Update
December 4th, 2006 — Tbilisi, Georgia — CanArgo Energy Corporation (”CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today issued an operations update on its drilling activities in Georgia.
In the Manavi 12 well the 7 inch casing was successfully run and cemented at a depth of 15,360 feet (4,682 metres) in the Upper Cretaceous. The well was then drilled in a 6 1/2 inch hole to a depth of 15,735 feet (4,796 metres) penetrating the higher pressure and more porous / permeable reservoir interval previously encountered in original well bore where a major hydrocarbon influx was observed. Hydrocarbons were again recorded in this zone. At this point, it was planned to perform an open hole drill stem test (DST) on this interval with Baker Hughes providing the down hole testing equipment, in order to obtain interim flow and pressure data. Unfortunately, due to on going delays encountered by Baker and its shipping agent initially in Russia and later in Azerbaijan, the DST tools have not yet arrived in Georgia. It is now believed that it would be at least another six days before the interim test could begin. With the Saipem rig and crew having already been on stand-by for a week, and with continued uncertainty as to the delivery date of the DST tools, the costs have become prohibitively expensive to remain on stand-by so it has been decided to drill ahead to the planned total depth (TD) of approximately 16,732 feet (5,100 metres) and then carry out a full production test on the well. We expect to reach TD by the end of the year, then run electric logs and case the well prior to the production test.
The well is currently drilling ahead at 15,761 feet
(4,804 metres).
Operations have commenced at the Kumisi site, where it is planned to drill a well to test an up-dip extension of a Soviet era gas discovery. The well will be drilled to a planned TD of approximately 12,140 feet (3,700 metres) in the Cretaceous using CanArgo Rig #2 which is being mobilised from the Norio location. The well will be spudded once a drilling permit has been obtained. This is being temporarily delayed due to an ongoing reorganisation of the State Regulator for Oil and Gas Resources in Georgia, the body responsible for issuing permits, but it is hoped that the matter will be resolved prior to the end of the year. In the meantime, and in order to avoid any delays with commencing the well, the Prime Minister of Georgia has provided CanArgo with a letter indemnifying the company for any liabilities which may arise from operating on the site.
Earlier this year it was announced that the Company’s subsidiary CanArgo (Nazvrevi) Limited had signed a Memorandum of Understanding with the Georgian government which commits the government to purchasing any gas discovered at Kumisi on agreed commercial terms on a take-or-pay basis.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 90835052